Exhibit 3.1(b) - Certificate of Designation of Class A Preferred
                               Stock - Series B.


                         CERTIFICATE OF DESIGNATION
                       OF RIGHTS AND PREFERENCES OF THE
                   CLASS A  PREFERRED STOCK - SERIES B OF
                           QUADRAX CORPORATION
             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                        OF THE STATE OF DELAWARE


We, being respectively the President and Secretary of Quadrax
Corporation,   a corporation organized and existing under and by
virtue of the General Corporation Law of the State of Delaware
(hereinafter the "Corporation"),   DO HEREBY CERTIFY:

FIRST: That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the
Certificate of Incorporation, said Board of Directors    adopted the
following resolution setting forth the designations, powers, preferences and rights of its Class A Preferred Stock - Series B:

RESOLVED:That the designations, powers, preferences and rights of the Class A Preferred Stock
- Series B be, and hereby are, as set
forth below:

1.   Number of Shares of Class A Preferred Stock - Series B.
Of the 10,000,000 shares of authorized and unissued Class A Preferred Stock, $.01 par value per share ("Preferred Stock") of the
Corporation, seven thousand   (7,000) shares shall be designated and
known as "Series B Convertible Preferred Stock."

     2.   Voting.

          (a) Each holder of outstanding shares of Series B Convertible Preferred Stock at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration shall be entitled to the number of votes equal to the number of whole shares of Common Stock, as hereinafter defined, into which the shares of Series B Convertible Preferred Stock held by such holder are convertible on the record date established for such meeting. Except as provided by law, by the provisions of Subparagraph 2(b) below, or by the provisions establishing any other series of Class A Preferred Stock, holders of Series B Convertible Preferred Stock shall vote together with the holders of all other classes and series of securities of the Corporation as a single class.

          (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Convertible Preferred Stock so as to affect adversely the Series B Convertible Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock to be affected by amendment, alteration or repeal, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over or on a parity with the Series B Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the designated class of Series B Convertible Preferred Stock.

     3.   Dividends.

          The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock in any fiscal year of the Corporation, only when, as and if declared by the Board of Directors of the Corporation out of the funds legally available for that purpose, dividends payable in cash or Common Stock in an amount per share for such fiscal year equal to the product of (i) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common Stock during such fiscal year, multiplied by (ii) the number of whole shares of Common Stock into which each such share of Series B Convertible Preferred Stock is then convertible as determined by Paragraph 7 below.

     4.   [NOT USED]

     5. Liquidation. In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to Series B Convertible Preferred Stock, an amount per share equal to $1,000 (the "Stated Value") of such shares of Series B Convertible Preferred Stock plus all dividends which have accrued and are unpaid and therefore are in arrears. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series B Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series B Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series B Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid or by telex or facsimile to non-U.S. residents, not less than 10 days prior to the payment date stated therein, to the holders of record of Series B Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series B Convertible Preferred Stock.

     6. Restrictions. At any time when shares of Series B Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation's Certificate of Incorporation, as amended, without the approval of the holders of at least a two-thirds majority of the then outstanding shares of Series B Convertible Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not modify the terms of the Series B Convertible Preferred Stock.

     7.   Optional Conversion.  The holders of shares of Series B
Convertible Preferred Stock shall have the following conversion rights:

          (a) Right to Convert: Conversion Price. Subject to the terms, conditions, and restrictions of this Paragraph 7, the holder of any share or shares of Series B Convertible Preferred Stock shall have the right to convert each such share of Series B Convertible Preferred Stock (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series B Convertible Preferred Stock) into an amount of shares of Common stock equal to the Stated Value of such share or shares of Series B Convertible Preferred Stock based upon (i) the average bid price of the Common Stock (the "Average Closing Price"), as reported by the Nasdaq SmallCap Market or NASDAQ Electronic Bulletin Board during the period of five trading days immediately preceding the date of conversion (the "Conversion Date"), after (ii) discounting the Average Closing Bid Price by an amount equal to twenty-five percent (25%) of the Average Closing Bid Price to determine the conversion price (the "Conversion Price"). To illustrate, if the Average Closing Bid Price on the Conversion Date is $2.00 and one-half (1/2) of the shares of Series B Convertible Preferred Stock are being converted, the Stated Value for which would be $3,500,000, then the Conversion Price shall be $1.50 per share of Common Stock ($2.00 x .75), whereupon the Stated Value of $3,500,000 of Series B Convertible Preferred Stock would entitle the holder thereof to convert one-half (1/2) of the shares of Series B Convertible Preferred Stock into 2,333,333 shares of Common Stock ($3,500,000 divided by $1.50 equals 2,333,333). However, in no event shall the Conversion Price be less than $0.75 (the "Minimum Conversion Price") or greater than $1.50 (the "Maximum Conversion Price"). The Average Closing Bid Price shall be discounted by a further five percent (5%) (30% total discount) if the Conversion Notice is received after the 122nd day after the Original Issuance Date (as defined in the next paragraph), and by a further five percent (5%) (35% total discount) if the Conversion Notice is received after the 246th day after the Original Issuance Date, subject always to the Minimum Conversion Price and the Maximum Conversion Price. Only in the event that the Corporation shall received written notice from Nasdaq that the Company no longer meets the minimum financial requirements for continued listing of its Common Stock on the Nasdaq Small-Cap Market, then (i) the Company shall give each holder written notice of the same within two business days, (ii) the Minimum Conversion Price shall no longer be in effect, (iii) the discount from the Average Closing Bid Price otherwise then in effect shall be increased by an additional ten percent (10%), and (iv) the limitations on conversions set forth in the following subparagraph shall not apply.

          (b) Conversion Dates. The holder of any share or shares of Series B Convertible Preferred Stock may not convert any of such shares for a period of at least forty-four (44) calendar days following the date upon which the Series B Convertible Preferred Stock was originally issued (the "Original Issuance Date"), and thereafter may convert such shares only on the dates and in the amounts as follows: commencing on the 45th calendar day following the Original Issuance Date and continuing up to and including the 79th calendar day following the Original Issuance Date, the holder may convert up to one-third (1/3) of the Series B Convertible Preferred Stock held by the holder on such date; commencing on the 80th calendar day following the Original Issuance Date and continuing up to and including the 109th calendar day following the Original Issuance Date, the holder may convert up to an additional one-third (1/3) of the Series B Convertible Preferred Stock held by the holder on such date (cumulatively with all shares previously converted); and commencing on the 110th calendar day following the Original Issuance Date and continuing thereafter, the holder may convert up to 100% of the Series B Convertible Preferred Stock held by the holder on such date.

          (c) Notice of Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Conversion Notice") to the Corporation that the holder elects to convert a specified number of shares of Series B Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of Series B Convertible Preferred Stock to be converted, and a calculation (i) of the Average Closing Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion. The Corporation shall have the right to review the calculations included in the Conversion Notice, and shall provide notice of any discrepancy or dispute therewith within three business days of the receipt thereof.

          (d) Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than seven business days, after the receipt of the Conversion Notice referred to in Subparagraph 7(c) and surrender of the certificate or certificates for the share or shares of Series B Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series B Convertible Preferred Stock are converted. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such Conversion Notice shall have been received by the Corporation, and at such time the rights of the holder of such share or shares of Series B Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws. In the event that the Corporation shall fail to deliver certificates for Common Stock issuable upon conversion within seven days of receipt of the certificate representing the Series B Convertible Preferred Stock being converted, the Corporation shall pay the converting holder the sum of One Thousand Dollars ($1,000) per day for each day until delivery shall be made, as liquidated damages and not as a penalty.

          (e)  Fractional Shares; Dividends; Partial Conversion.
No fractional shares shall be issued upon conversion of Series B
Convertible Preferred Stock into Common Stock.   All fractional shares
shall be rounded down to the nearest whole share. In case the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Subparagraph 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

          (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          (g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the Series B Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, combinations, or other similar events. Additionally, an adjustment will be made in the case of an exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable the holder of Series B Convertible Preferred Stock to acquire the kind and the number of shares of stock or other securities or property receivable in such event by a holder of the Series B Convertible Preferred Stock of the number of shares that might otherwise have been issued upon the conversion of the Series B Convertible Preferred Stock. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options, warrants, or restricted stock.

     8.   Mandatory Conversion.

          (a)  Mandatory Conversion Date.  If at March 31, 1999
(the "Mandatory Conversion Date"), there remains issued and outstanding any shares of Series B Convertible Preferred Stock, then the Corporation shall be entitled to require all (but not less than all) holders of shares of Series B Convertible Preferred Stock then outstanding to convert their shares of Series B Convertible Preferred Stock into shares of Common Stock at the then effective Conversion Price pursuant to Subparagraph 7(a). The Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders of shares of Series B Convertible Preferred Stock of such mandatory conversion. The Mandatory Conversion Notice shall include (i) the Stated Value of the shares of Series B Convertible Preferred Stock to be converted, (ii) the Conversion Price at March 31, 1999, and (iii) the number of shares of the Corporation's Common Stock to be issued upon such mandatory conversion at the then applicable Conversion Price. No Minimum Conversion Price shall be applicable to mandatory conversion of the Series B Convertible Preferred Stock pursuant to this Paragraph 8.

          (b) Surrender of Certificates. On or before the Mandatory Conversion Date, each holder of shares of Series B Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Conversion Notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. On the Mandatory Conversion Date, all rights with respect to the Series B Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate. All certificates evidencing shares of Series B Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the Mandatory Conversion Date, shall be deemed to have been retired and canceled and the shares of Series B Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series B Convertible Preferred Stock accordingly.

     9.   Redemption of Series B Convertible Preferred Stock.

          (a)  Right to Redeem Series B Convertible Preferred
Stock. At any time, and from time to time, on and after the expiration of the restrictions of conversion contained in Subparagraph 7(b), if the closing bid price of the Company's Common Stock as reported by the Nasdaq SmallCap Market or NASDAQ Electronic Bulletin Board equals or exceeds $10.00 for 20 consecutive trading days, then the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of Series B Convertible Preferred Stock, at a price of $1,000 per share of such Series B Convertible Preferred Stock (the "Redemption Price"), subject to adjustment as provided in Paragraph 7.

          (b) Notice of Redemption. The Corporation shall provide each holder of record of the Series B Convertible Preferred Stock with written notice of redemption (the "Redemption Notice") not less than 30 days prior to any date stipulated by the Corporation for the redemption of the Series B Convertible Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series B Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be redeemed, and (iv) specification by the Corporation of the number of shares of Series B Convertible Preferred Stock to be redeemed as provided in this Paragraph 8, and (v) a procedure for the holder to specify the number of shares of Series B Convertible Preferred Stock to be converted into Common Stock pursuant to Paragraph 7.

          (c)  Right to Convert Series B Convertible Preferred
Stock upon Receipt of Redemption Notice. Upon receipt of the Redemption Notice, the recipient thereof shall have the option, at its sole election, to specify what portion of the Series B Convertible Preferred Stock called for redemption in the Redemption Notice shall be redeemed as provided in this Paragraph 8 or converted into Common Stock in the manner provided in Paragraph 7. If the holder of the Series B Convertible Preferred Stock called for redemption elects to convert such shares, then such conversion shall take place on the Redemption Date, in accordance with the terms of Paragraph 7.

          (d)  Surrender of Certificates; Payment of Redemption
Price. On or before the Redemption Date, each holder of the shares of Series B Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be paid by the Corporation via check to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each such surrendered certificate shall be canceled and retired. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

          (e) Deposit of Redemption Price. On the Redemption Date in respect to any shares of Series B Convertible Preferred Stock, or prior thereto, the Corporation shall deposit with any bank or trust company (the "Depository") having a capital and surplus of at least $50,000,000, a sum equal to (i) the aggregate Redemption Price of all such shares called for redemption, less (ii) the aggregate Redemption Price for those shares of Series B Convertible Preferred Stock in respect of which the Corporation has received notice from the holder thereof of its election, pursuant to Subparagraph 8(c), to convert shares of Series B Convertible Preferred Stock into Common Stock. The Corporation shall provide instructions and authority to the Depository to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates.
The deposit of the Redemption Price by the Corporation with the Depository shall constitute full payment for the shares of Series B Convertible Preferred Stock to be redeemed, and from and after that date of the deposit, the redeemed shares shall be deemed to be no longer issued and outstanding, and the holders thereof shall cease to be holders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the Depository payment of the Redemption Price, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released and delivered to the Corporation, after which the former holders of shares of Series B Convertible Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

     10.  Notices.  In case at any time:

          (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

          (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

          (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

          (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series B Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior to written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     11. Stock to be Reserved. The Corporation, upon the effective date of this Certificate of Designation, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series B Convertible Preferred Stock, assuming that the Minimum Conversion Price remains in effect. (The Corporation, under such circumstances would require to issue a maximum of 4,666,666 shares of Common Stock upon conversion of all of the outstanding shares of Series B Convertible Preferred Stock if all of such shares were converted at the Minimum Conversion Price). The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Convertible Preferred. The Corporation convenants that all shares of Common Stock which shall be so issued shall be duly and validly issued. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series B Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

     12.  No Reissuance of Series B Convertible Preferred Stock.
Shares of Series B Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     13. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Convertible Preferred Stock which is being converted.

     14. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series B Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     15. Definition of Common Stock. As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.000009 par value per share, as constituted on the date of filing of these terms of the Series B Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series B Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 7(f) and (g).

     16. Amendments. No provision of these terms of the Series B Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Convertible
Preferred Stock.




     SECOND: That said determination of the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Class A Preferred Stock - Series B was duly made by the Board of Directors pursuant to the provisions of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

     IN WITNESS HEREOF, this Certificate has been signed by James J. Palermo, its President and Carolyn Cote, its Secretary, this 11th day of June, 1996.




/S/ James J. Palermo
James J. Palermo
President



/s/ Carolyn Cote    _________
Carolyn Cote
Secretary